[LOGO OF RESOURCE BANKSHARES CORPORATION]

FOR IMMEDIATE RELEASE:

CONTACT:

Lu Ann Klevecz

Corporate Communications

757-463-2265

Resource Bankshares Doubles Net Income

in Third Quarter of 2003

Earnings per Share Up 50% from Prior Year Quarter

Virginia Beach, VA – October 21, 2003. Resource Bankshares Corporation (Nasdaq: RBKV) today announced net income of $3.3 million for the third quarter of 2003, a 100% increase over the $1.6 million reported for the same period of 2002. Diluted earnings per share increased 50% to $0.51 from $0.34 for the quarters ended September 30, 2003 and 2002, respectively. Net income for the nine months ended September 30, 2003 totaled $8.7 million, or $1.44 per diluted share, compared to $4.3 million, or $0.85 per diluted share, for the prior year period.

Return on average equity was 24.25% and return on average assets was 1.54% for the third quarter of 2003, compared to 21.95% and 1.05%, respectively, for the third quarter of 2002. For the first nine months of 2003, return on average equity was 24.05% and return on average assets was 1.47%, compared to 19.93% and 0.97%, respectively, for the same period of 2002. Book value per share on September 30, 2003 was $9.46.

Total assets at September 30, 2003 increased 32% to $851 million, over $647 million in 2002. This increase was driven by growth of total net loans to $532 million as of September 30, 2003, a 28% increase over the same period of 2002. The commercial lending team was responsible for $83 million, or 72%, of this growth. Net interest income totaled $6.5 million and $17.6 million, respectively, for the three and nine months ended September 30, 2003, compared to $4.3 million and $11.5 million for the same periods of 2002. For the nine month period ended September 30, 2003, the increase in net interest income was related to commercial loan growth, funds advanced for mortgage banking and an increase in the tax equivalent financial margin to 3.22% from 2.79% for the same nine month period in 2002.

“We are very pleased with our continued strong earnings and healthy growth for the first nine months of 2003,” stated T.A. Grell, Jr., President of Resource Bank and Resource Bankshares. “Our earnings have been driven by a 52% increase in net interest income, fueled by both the $115 million growth of core bank loans and the 43 basis point increase in our financial margin, as well as an excellent performance by Resource Mortgage.”

“Asset quality, our number one priority, continues to be excellent with non-accrual loans and OREO totaling only 0.11% of total loans and funds advanced. As of September 30, 2003, non-accrual loans, OREO, and loans 90 days past due and still accruing interest totaled only $1.2 million on our $532 million loan portfolio. Charge-offs year to date are a very impressive 0.03% (annualized).”

Resource Mortgage closed $971 million of residential loans in the first nine months of 2003 and had net income of $2.5 million, compared to $634 million of loan closings and $1.1 million net income for the first nine months of 2002. In spite of volatile interest rates and the negative impact of Hurricane Isabel on closings, the mortgage division still enjoyed a strong performance in the third quarter. This was partially due to continued strong housing starts and resales in the Company’s three major market areas. Net income from the residential mortgage division, as a percentage of the Company’s net income, was 23% for the third quarter of 2003, and 28% for the nine month period, which is consistent with the Company’s business plan.

Atlantic Mortgage and Investment Company (AMIC), the Company’s commercial mortgage division, also provided significantly improved profitability from its operations. AMIC’s net income for the nine months ended September 30, 2003 was $320 thousand, as a result of the material increase in its origination and sales of commercial mortgages.

Exclusive of its mortgage operations, the Bank’s efficiency ratio (which is computed by dividing non-interest expense by the sum of net interest income and non-interest income), was 51.48% and the net overhead ratio (which is computed by subtracting non-interest income from non-interest expense, divided by average total assets), was 1.47% for the first nine months of 2003.

During the third quarter of 2003, the average number of diluted shares was 6,404,911, which reflects the adjustment made as a result of the three-for-two share stock split on September 5, 2003. Shareholders equity increased $2.8 million and book value increased 4.3% to $9.46 in the third quarter. As of September 30, 2003, the Company’s trailing 12 months earnings per share is $1.86.

All per share figures have been adjusted to reflect a three-for-two stock split on September 5, 2003. Certain reclassifications have been made to prior year’s information to conform with the current year presentation.

Resource Bankshares Corporation (Nasdaq: RBKV) is the parent holding company of Resource Bank, a regional commercial bank with branches in Virginia Beach, Chesapeake, Newport News, Richmond and Northern Virginia, and additional mortgage loan offices in North Carolina, Maryland and Florida. Visit our investor relations web site at www.resourcebankshares.com for a detailed overview of activities, financial information, and historical stock price data, and to register for email notification of company news, events, and stock activity.

In August, the Company announced that it will merge with Fulton Financial Corporation. Fulton is a $9.3 billion Lancaster, Pennsylvania-based financial holding company which operates 199 banking offices in Pennsylvania, Maryland, Delaware and New Jersey through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ, and Premier Bank, Doylestown, PA.

Fulton’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLP, West Conshohocken, PA.

This press release includes forward looking statements. Investors are cautioned that all forward looking statements involve risks and uncertainties. Certain risk factors could cause actual results to differ materially from those in the forward-looking statements. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan losses; interest rate sensitivity, market risk, and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other words of similar meaning. Forward looking statements do not relate strictly to historical or current facts and are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect net interest margin, asset valuations and expense projections;

•	adverse changes in the economies of Resource’s market areas, which might affect business prospects and could cause credit-related losses and expenses;

•	continuing the well-established and valued relationships Resource has built with customers;

•	adverse developments in loan origination volume;

•	competitive factors in the banking industry such as the trend towards consolidation in the markets in which Resource operates;

•	an unfavorable resolution to the class action lawsuit to which Resource Bank is a party; and

•	changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks.

RESOURCE BANKSHARES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

(Unaudited)

	September 30 2003	December 31 2002	September 30 2002
ASSETS
Cash and cash equivalents	$50,187	$13,399	$6,081
Securities held to maturity	135,219	108,650	110,232
Securities available for sale	12,437	21,191	21,766
Funds advanced in settlement of mortgage loans	85,682	111,113	64,392
Loans receivable, net	532,193	427,735	416,716
Real estate owned	53	—	70
Other assets	35,665	33,079	28,104

Total assets	$851,436	$715,167	$647,361

LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES:
Deposits	$637,605	$516,449	$464,725
Federal funds purchased and securities sold under
agreements to repurchase	18,000	32,347	33,665
Advances from Federal Home Loan Bank	109,000	105,000	96,000
Capital Trust borrowings	16,200	16,200	13,200
Other liabilities	13,719	13,004	9,035

Total liabilities	$794,524	$683,000	$616,625

STOCKHOLDERS’ EQUITY
Common stock, $1.50 par value, authorized 15,000,000 shares, issued and outstanding: September 30, 2003—6,014,327;
December 31,2002—4,541,517; September 30, 2002—4,592,942	$9,021	$6,812	$6,889
Additional paid in capital	28,114	11,959	12,681
Retained earnings	19,591	12,758	11,199
Accumulated other comprehensive income(loss)	186	638	(33)

Total stockholders’ equity	$56,912	$32,167	$30,736

Total liabilities and stockholders’ equity	$851,436	$715,167	$647,361

RESOURCE BANKSHARES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Interest income	$11,028	$9,130	$31,035	$26,160
Interest expense	4,536	4,832	13,476	14,631

Net interest income	6,492	4,298	17,559	11,529
Provision for loan losses	0	270	150	975
Noninterest income	9,152	6,046	25,583	17,043
Noninterest expense	10,899	7,717	30,479	21,439

Net income before income taxes	4,745	2,357	12,513	6,158
Income tax expense	1,449	711	3,807	1,817

Net income	$3,296	$1,646	$8,706	$4,341

Basic earnings per common share	$0.55	$0.36	$1.53	$0.93
Diluted earnings per common share	$0.51	$0.34	$1.44	$0.85
Book value per share			$9.46	$6.69
Return on average assets	1.54%	1.05%	1.47%	0.97%
Return on average equity	24.25%	21.95%	24.05%	19.93%
Average basic common shares outstanding	5,985,307	4,622,778	5,690,613	4,644,807
Average diluted shares outstanding	6,404,911	4,905,971	6,058,103	4,924,968
Dividends declared per common share	$0.11	$0.09	$0.34	$0.28
Non earning assets (non-accruals and other real estate owned)			$688	$496
Net overhead ratio	0.82%	1.07%	0.83%	0.98%
Financial Margin (TE)	3.28%	2.93%	3.22%	2.79%
Average earning assets	$807,161	$594,422	$742,305	$564,597

RESOURCE BANKSHARES CORPORATION

(Unaudited)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2003			2002			2003			2002
	Average Balance(1)	Interest	Yield/ Rate(2)	Average Balance(1)	Interest	Yield/ Rate(2)	Average Balance(1)	Interest	Yield/ Rate(2)	Average Balance(1)	Interest	Yield/ Rate(2)

Assets
Interest-earning assets:
Securities (3)	$146,648	$2,351	6.41%	$134,316	$2,227	6.63%	$143,727	$6,928	6.43%	$129,248	$6,565	6.77%
Loans (4)	517,642	6,818	5.27%	402,638	5,930	5.89%	484,644	19,291	5.31%	383,847	17,020	5.91%
Interest-earning deposits	15,226	35	0.92%	2,676	11	1.64%	8,645	68	1.05%	2,972	40	1.79%
Other interest-earning assets (5)	127,645	1,950	6.11%	54,792	1,060	7.74%	105,289	5,096	6.45%	48,530	2,824	7.76%

Total interest-earning assets	807,161	11,154	5.53%	594,422	9,228	6.21%	742,305	31,383	5.64%	564,597	26,449	6.25%
Noninterest earning assets:
Cash and due from banks	17,900			7,731			17,258			8,226
Premises and equipment	10,155			9,945			10,238			9,631
Other assets	25,119			17,193			23,777			17,092
Less: Allowance for loan losses	(5,075)			(4,361)			(5,092)			(3,955)

Total noninterest earning assets	48,099			30,508			46,181			30,994

Total assets	$855,260			$624,930			$788,486			$595,591

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Demand/Money Market Accounts	71,637	242	1.35%	$64,088	$315	1.97%	$64,384	$700	1.45%	$73,078	$1,040	1.90%
Savings	4,137	8	0.77%	5,013	21	1.68%	3,991	33	1.10%	4,799	50	1.39%
Certificates of deposit	519,303	2,809	2.16%	351,251	2,976	3.39%	477,211	8,411	2.35%	315,493	9,090	3.84%

Total interest-bearing deposits	595,077	3,059	2.06%	420,352	3,312	3.15%	545,586	9,144	2.23%	393,370	10,180	3.45%
FHLB advances and other borrowings	135,087	1,190	3.52%	131,170	1,253	3.82%	128,858	3,464	3.58%	129,728	3,608	3.71%
Capital debt securities	16,200	287	7.09%	13,841	267	7.72%	16,200	868	7.14%	14,079	843	7.98%

Total interest-bearing liabilities	746,364	4,536	2.43%	565,363	4,832	3.42%	690,644	13,476	2.60%	537,177	14,631	3.63%
Noninterest-bearing liabilities:
Demand deposits	42,992			23,233			38,861			23,150
Other liabilities	11,532			6,338			10,713			6,217

Total noninterest-bearing liabilities	54,524			29,571			49,574			29,367
Stockholders’ equity	54,372			29,996			48,268			29,047

Total liabilities and stockholders’ equity	$855,260			$624,930			$788,486			$595,591

Interest spread (6)			3.10%			2.79%			3.04%			2.61%
Net interest income/net interest margin (7)		$6,618	3.28%		$4,396	2.93%		$17,907	3.22%		$11,818	2.79%

(1)	Average balances are computed on daily balances and Management believes such balances are representative of the operations of the Company.
(2)	Yield and rate percentages are all computed through the annualization of interest income and expenses versus the average balances of their respective accounts.
(3)	Tax equivalent basis. The tax equivalent adjustment to net interest income was $348 thousand and $289 thousand for the nine months ended September 30, 2003 and 2002, respectively.
(4)	Non-accrual loans are included in the average loan balances, and income on such loans is recognized on a cash basis.
(5)	Consists of funds advanced in settlement of loans.
(6)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(7)	Net interest margin is net interest income expressed as a percentage of average earning assets.

RESOURCE BANKSHARES CORPORATION

(Unaudited)

	For the nine months ended
	September 30
	2003	2002
ASSET QUALITY
Non accrual loans	$635,638	$425,993
Loans 90 days past due and still accruing interest	$522,914	$405,444
Other real estate owned	$52,730	$70,300
Non accrual loans and OREO/loans and funds advanced	0.11%	0.10%
Net charge-offs	$124,574	$141,782
Net charge-off ratio (annualized)	0.03%	0.05%
Loan loss provision	$150,000	$975,000
Loan loss reserve	$5,034,234	$4,530,078
MORTGAGE SEGMENT
Residential loan closings	$970,888,096	$634,344,811
Residential mortgage banking income	$22,280,634	$14,007,658
Residential mortgage banking expense	$18,779,288	$12,380,693
Residential mortgage pre-tax income	$3,501,346	$1,626,964
Residential mortgage post-tax income	$2,450,942	$1,138,875
Residential number of employees	229	188
Commercial mortgage post-tax income	$320,263	$(33,490)
Commercial number of employees	9	10
BANKING SEGMENT
Non interest income	$2,133,915	$2,478,415
Non interest expense	$10,582,136	$8,333,203
Efficiency ratio	51.48%	56.13%
Net overhead ratio	1.47%	1.34%
Financial margin (TE) with deferred fees/costs	3.38%	2.99%
Financial margin (TE) without deferred fees/costs	3.73%	3.48%
Number of employees	138	120
Bank and Mortgage Group
Efficiency ratio	68.35%	72.48%
Net overhead ratio	0.77%	0.96%
Number of employees	376	318